Tidal ETF Trust 485BPOS

Exhibit 99.(i)(xxxv)

833 EAST MICHIGAN STREET ● SUITE 1800 MILWAUKEE, WISCONSIN 53202-5615 tel ▪ 414.273.3500 fax ▪ 414.273.5198 www.GKLAW.COM

February 11, 2025

Tidal ETF Trust

234 West Florida Street, Suite 203

Milwaukee, WI 53204

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated November 17, 2023 regarding the sale of an unlimited number of shares of beneficial interest of each of the Unlimited HFEQ Equity Long/Short ETF (formerly, the Unlimited HFEQ Equity Long/Short Return Tracker ETF), Unlimited HFGM Global Macro Return Tracker ETF (formerly, the Unlimited HFGM Global Macro ETF), Unlimited HFEV Event Driven Return Tracker ETF (formerly, the Unlimited HFEV Event Driven ETF), Unlimited HFFI Fixed Income Return Tracker ETF (formerly, the Unlimited HFFI Fixed Income ETF), Unlimited HFEM Emerging Markets Return Tracker ETF (formerly, the Unlimited HFEM Emerging Markets ETF), Unlimited HFMF Managed Futures Return Tracker ETF (formerly, the Unlimited HFMF Managed Futures ETF), Unlimited Ultra HFND Multi-Strategy Return Tracker ETF (formerly, the Unlimited Ultra HFND Multi-Strategy ETF) and Unlimited Low-Beta HFND Multi-Strategy ETF, each a series of Tidal ETF Trust. In giving this consent, however, we do not admit that we are experts within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

OFFICES IN MILWAUKEE, MADISON, GREEN BAY, APPLETON, AND EAU CLAIRE, WISCONSIN AND WASHINGTON, D.C.

GODFREY & KAHN, S.C. IS A MEMBER OF TERRALEX®, A WORLDWIDE NETWORK OF INDEPENDENT LAW FIRMS.